UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities

On March 28, 2009, MEMC Electronic Materials, Inc. (the “Company”) committed to cost reductions resulting in the termination of manufacturing employees at the Company's St. Peters, Missouri and Sherman, Texas facilities. The reductions were taken to better align manufacturing capabilities to projected manufacturing needs. This action and the related charges that the Company expected to incur for the U.S. layoffs, as well as for layoffs in Japan which were accounted for other than pursuant to SFAS No. 146, were reported by the Company on Form 8-K on April 2, 2009. As a continuation of this manufacturing alignment, the Company has now committed to further reductions in force affecting an additional 200 employees of the Company's Korean subsidiary, MEMC Korea Company. The Company expects to incur additional charges related to these Korean subsidiary layoffs of approximately $6.5 million for one-time discretionary severance pay accounted for under SFAS No. 146. The Company expects to record this additional charge and to make the related payments in the 2009 second quarter. The Company expects the MEMC Korea Company layoffs to be completed by the end of the second quarter. The Company expects that the reductions in force reported on April 2, 2009 and today will result in annualized cost savings for the Company of approximately $30 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: April 14, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer